Exhibit 99.1

CNX Resources Corporation Announces Pricing Terms of Cash Tender Offer for its 7.250% Senior Notes due 2027

PITTSBURGH, February 16, 2024 – CNX Resources Corporation (NYSE: CNX) (“CNX”) today announced the pricing terms of the previously announced cash tender offer to purchase (the “Tender Offer”) any and all of its outstanding 7.250% Senior Notes due 2027 (the “Notes”).

The “Purchase Price” for each $1,000 principal amount of the Notes validly tendered, and not validly withdrawn, and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Offer to Purchase by reference to the fixed spread specified below plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified below as of 2:00 p.m. New York City time today, the date on which the Tender Offer is currently scheduled to expire. The Purchase Price is based on a yield to March 14, 2024, the date of the next specified redemption price reduction under the indenture governing the Notes, and assuming the Notes are redeemed on March 14, 2024, at the specified redemption price for such date of 101.813% of the principal amount, as described in the Offer to Purchase.

Title of Security	CUSIP	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Reference Yield	Fixed Spread (basis points)	Purchase Price
7.250% Senior Notes due 2027	144A (12653CAC2) Reg S (U1749LAB0)	$350,000,000	0.250% U.S. Treasury due March 15, 2024	FIT3	5.536%	0	$1,018.97

In addition to the Purchase Price, holders whose Notes are purchased pursuant to the Tender Offer will also receive accrued and unpaid interest thereon from the last interest payment date up to, but not including, the initial date on which CNX makes payment for such Notes, which date is currently expected to be February 23, 2024, assuming that the Tender Offer is not extended or earlier terminated.

The Tender Offer is being made pursuant to the terms and conditions contained in the Offer to Purchase and Notice of Guaranteed Delivery, copies of which may be obtained from Global Bondholder Services Corporation, the tender agent and information agent for the Tender Offer, by calling (855) 654-2015 (toll free) or, for banks and brokers, (212) 430-3774 or by email at contact@gbsc-usa.com.

The Tender Offer will expire at 5:00 p.m. New York City Time today, unless extended or earlier terminated (such time and date as the same may be extended, the “Expiration Time”). Tendered Notes may be withdrawn at any time before the Expiration Time. Holders of Notes must validly tender and not validly withdraw their Notes (or comply with the procedures for guaranteed delivery) before the Expiration Time to be eligible to receive the Purchase Price for their Notes.

The Tender Offer is conditioned upon the satisfaction of certain conditions, including the completion of a contemporaneous notes offering by CNX (the “new notes offering”) on terms and conditions (including, but not limited to, the amount of proceeds raised in such offering) satisfactory to CNX. The Tender Offer is not conditioned upon any minimum amount of Notes being tendered and the Tender Offer may be amended, extended, terminated or withdrawn, subject to applicable law.

Concurrently with the commencement of the Tender Offer, CNX issued a conditional notice, pursuant to the indenture governing the Notes, to redeem (the “Redemption”) all Notes not purchased in the Tender Offer, at a redemption price of 101.813% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date of March 14, 2024 (the “redemption date”). The Redemption is conditioned on the closing of CNX’s new notes offering and its receipt of net proceeds from such offering, and there can be no assurance the Redemption will be completed. The Redemption may be terminated and the redemption notice may be rescinded in the event such conditions shall not have been satisfied by the redemption date.

CNX has retained J.P. Morgan Securities LLC to serve as the Lead Dealer Manager and TD Securities (USA) LLC to serve as the Dealer Manager for the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to J.P. Morgan Securities LLC, Liability Management Group, at (866) 834-4666 (U.S. toll free) or (212) 834-4087 (collect).

CNX Resources Corporation (NYSE: CNX) is a premier, ultra-low carbon intensive natural gas development, production, midstream, and technology company centered in Appalachia, one of the most energy abundant regions in the world. With the benefit of a 160-year regional legacy, substantial asset base, leading core operational competencies, technology development and innovation, and astute capital allocation methodologies, we responsibly develop our resources and deploy free cash flow to create long-term per share value for our shareholders, employees, and the communities where we operate. As of December 31, 2023, CNX had 8.74 trillion cubic feet equivalent of proved natural gas reserves.

Cautionary Statements:

This press release does not constitute an offer to purchase or the solicitation of an offer to sell any Notes in the Tender Offer, nor does it constitute a notice of redemption under the indenture governing the 2027 Notes . In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any contemporaneous notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, including those relating to the offer, the new notes offering and the Redemption, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the factors discussed in our 2023 Annual Report on Form 10-K under “Risk Factors,” which is on file at the U.S. Securities and Exchange Commission.